Exhibit 10(o)(vi)

           [Excerpt for Registrant's Corporate Governance Guidelines]

Director Compensation

Directors who are not employees of the Company are compensated for their services by fees in cash and stock. All directors are reimbursed for expenses incurred in connection with such services. In addition, the Company provides travel and liability insurance to all directors.

Currently, directors fees are as follows:

Annual retainer:

Commencing January 1, 2006, directors receive a $90,000 annual retainer. $20,000 of the annual retainer is received in shares of Class A Common Stock of the Company pursuant to the Directors Retainer Plan approved by the shareholders of the Company in 2004. If the shareholders approve a proposed amendment of the Directors Retainer Plan at the 2006 Annual Meeting, the stock portion of the annual retainer will be increased to $50,000.

Meeting fees:

Commencing January 1, 2006, directors receive $1,500 for each normal meeting of the Board and $1,000 for each normal meeting of a committee that they attend in person or by telephone. Directors receive $750 for their participation in each meeting of the Board or a committee that is designated as a telephone meeting, The meeting fees received by a director for any one day may not exceed $2,500.

Other fees:

The Chairman of each standing committee, other than the Audit Committee, receives an annual fee of $5,000 for such service. The Chairman of the Audit Committee receives an annual fee of $10,000 for such service. The Lead Director, who presides at meetings of the non-management directors and acts as liaison between the members of the Board and the Chief Executive Officer, receives an annual fee of $5,000 for such service. Directors receive $1,000 for each day that they are engaged in Company business (other than attendance at Board or committee meetings) at the request of the Chairman of the Board or the Chief Executive Officer.

Pension:

Each person who was a member of the Board of Directors on January 12, 2005, who was elected as a director prior to August 9, 2000 and who is not eligible to receive a pension under any other Company retirement program, shall, following
(i) the termination of his or her service as a director and (ii) the attainment of age 65, be entitled to receive an annual pension in the amount of $20,000, payable in equal quarterly installments until the earlier of (a) the expiration of a period equal to the number of full years that such person served as a director prior to May 31, 2001 or (b) the death of such person.

The Board of Directors is empowered to change the fees and benefits of directors. The Board seeks to provide fees and emoluments for directors that fairly compensate the directors for the time commitment and level of responsibility they assume and that are comparable to those customarily provided by other corporations similarly situated.